EXHIBIT 10.22

September 14, 2007

Thomas L. Marcus
346 Greenoaks Drive
Atherton, CA  94027

Re:           Employment with PureDepth, Inc.

Dear Tom:

PureDepth, Inc. (the “Company”) is pleased to extend you (hereinafter, “Employee”) the following offer of employment, on the terms set forth in this letter agreement (the “Agreement”), effective upon your acceptance by execution of a counterpart copy of this Agreement where indicated below (the “Effective Date”).

1.           Employment.  Company hereby employs Employee, and Employee hereby accepts employment, upon the terms and conditions set forth herein.

2.           Duties.

2.1           Position.  Employee is employed as Chief Executive Officer (“CEO”) and shall report to and have the duties and responsibilities assigned by Company’s Board of Directors (“Board”) both upon initial hire and as may be reasonably assigned from time to time.  Employee shall perform faithfully and diligently all duties assigned to Employee.

2.2           Best Efforts/Full-time.  Employee will expend Employee’s best efforts on behalf of Company, and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances.  Employee will act in the best interest of Company at all times.  Employee shall devote Employee’s full business time and efforts to the performance of Employee’s assigned duties for Company.  Employee may, without seeking or obtaining approval by the Board (so long as the following do not materially interfere with the performance of the Employee’s duties hereunder and such do not create a conflict of interest as more fully described in section 8 of this Agreement) (i) make and manage personal business investments of his choice; and (ii) serve in any capacity with any civic, educational, religious or charitable organization.

2.3           Work Location.  Employee’s principal place of work shall be located at the Company’s primary office in the San Francisco Bay area.  Employee shall be required, as part of his duties, to travel extensively for business and such travel shall include international trips.

3.           Term.

3.1           Term.  The employment relationship pursuant to this Agreement shall be on an at-will basis and may be terminated by the Company or the Employee at any time, for any reason subject to the provisions regarding termination as set forth in section 7 below.

3.2           Start Date.  Employee’s employment with the Company will begin as of September 1, 2007 (the “Employment Date”).

4.           Compensation.

4.1           Base Salary.  Subject to the terms of this Agreement, as compensation for Employee’s performance of Employee’s duties hereunder, Company shall pay to Employee a base salary of $276,000.00 per year (“Base Salary”), payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes.  In the event Employee’s employment under this Agreement is terminated by either party, for any reason, Employee will earn the Base Salary pro rated to the date of termination.

4.2           Equity.  Subject to approval by the Board on or before each of the grant dates set forth below, Employee will be granted the following stock options (the “Options”):

(a)           an option to purchase 150,000 shares of Company common stock to be granted on the date which is the earlier of (i) the date of the Company’s achievement of a milestone to be determined by the Board, or (ii) October 15, 2007 (the “September Option”), which shall vest on a monthly basis over the three (3) month period following September 11, 2007 (subject to Employee’s continuous service to the Company in any capacity);

(b)           an option to purchase 150,000 shares of Company common stock to be granted on December 1, 2007 (the “December Option”), which shall vest on a monthly basis over the three (3) month period following the grant date (subject to Employee’s continuous service to the Company in any capacity);

(c)           at the discretion of the Board (upon recommendation of the Compensation Committee of the Board (the “Compensation Committee”)), an option to purchase shares of Company common stock to be granted on the date that the Board (upon recommendation of the Compensation Committee) determines whether and the extent to which the 90 Day Goals (described in Section 5 below) have been met, and which shall be exercisable for a number of shares to be determined by the Board (upon recommendation of the Compensation Committee) but not to exceed 37,500; and

(d)           at the discretion of the Board (upon recommendation of the Compensation Committee), an option to purchase shares of Company common stock to be granted on the date that the Committee determines whether and the extent to which the 180 Day Goals (described in Section 5 below) have been met, and exercisable for a number of shares of Company common stock to be determined by the Board (upon recommendation of the Compensation Committee) but not to exceed 37,500.

The exercise price of each of the foregoing Options will be equal to the closing price of the Company’s common stock on the Option grant date as reported by the OTC Bulletin Board.  Each Option will also be subject to the terms and conditions of the Company’s 2006 Stock Incentive Plan and form of stock option agreement, which Employee will be required to sign as a condition of receiving the Option.

4.3           Customary Fringe Benefits.  Employee will be eligible for all customary and usual fringe benefits generally available to employees of Company subject to the terms and conditions of Company’s benefit plan documents.  Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time.

5.           Performance Bonus.  Employee shall be entitled to a performance bonus based on achievement of certain goals as determined by the Compensation Committee.

5.1           Ninety (90) Day Goals.  Employee and the Compensation Committee shall mutually establish goals to be achieved by Employee within the initial 90 days of Employee’s employment (“90 Day Goals”).  Such goals shall be established within the initial ten (10) day period following Employee’s execution of this Agreement.

The 90 Day Goals target bonus will be $50,000 (the “90 Day Bonus”).  Achievement of the 90 Day Goals and eligibility for the 90 Day Bonus will be determined by the evaluation of the Compensation Committee.  The 90 Day Bonus will be paid (in full or in part) by December 15, 2007.

5.2           180 Day Goals.  The 180 Day Goals will be mutually established by the Compensation Committee and Employee promptly following the October 3, 2007 Board meeting.

The 180 Day Goals target bonus will be $50,000 (the “180 Day Bonus”).  Achievement of the 180 Day Goals and eligibility for the 180 Day Bonus will be determined by the evaluation of the Compensation Committee not later than February 29, 2008 and paid (in full or in part) by March 15, 2008.

6.           Business Expenses.  Employee will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Employee’s duties on behalf of Company.  To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company’s policies.

7.           Termination of Employee’s Employment.

7.1           Termination for Cause by Company.  Although Company anticipates a mutually rewarding employment relationship with Employee, Company may terminate Employee’s employment immediately at any time for Cause if the Board finds that good grounds exist for a “for cause” termination.  For purposes of this Agreement, Cause shall mean:

(a)           the Employee’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Company documents or records;

(b)           the Employee’s unauthorized use, misappropriation, destruction or diversion of any material asset or corporate opportunity of the Company (including, without limitation, the Employee’s improper use or disclosure of the Company’s confidential or proprietary information or his failure to abide by Company policies relating to confidentiality or reasonable workplace conduct);

(c)           any intentional act by the Employee which has a material detrimental effect on the Company’s reputation or business;

(d)           any violation of the Company’s Code of Ethics, as previously approved by the Board, as well as Employee’s material failure to abide by the Company’s policies, as may be established from time to time;

(e)           any material breach by the Employee of this Agreement and any other agreement between the Company and Employee, including without limitation, the Company’s Employee Proprietary Rights Agreement/Non-Disclosure Agreement, which breach is not cured within 15 days after Employee receives notice from the Board specifying said breach; or

(f)           the Employee’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Employee’s ability to perform his duties with the Company.

In the event Employee’s employment is terminated in accordance with this subsection 7.1, Employee shall be entitled to receive only the Base Salary then in effect, pro rated to the date of termination.  Employee will also be permitted to retain all rights to fringe benefits and/or equity that had vested as of the date of his termination.  All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished.  Employee will not be entitled to receive the Severance described in subsection 7.2 below.

7.2           Termination Without Cause by Company/Severance.

(a)           Company may terminate Employee’s employment under this Agreement without Cause at any time on thirty (30) days’ advance written notice to Employee.  In the event of such termination, Employee willreceive the following:

(i)           the Base Salary then in effect, pro rated to the date of termination;

(ii)           a “Severance Payment” equal to four and one-half (4.5) months of Employee’s Base Salary (the “Severance Period”) then in effect on the date of termination, less applicable withholding, payable in accordance with the Company’s standard payroll procedures following the effective date of the release of claims described in (b) herein;

(iii)           in the event Employee is covered by the Company’s group medical plan as of his employment termination and he timely elects to continue coverage under that plan pursuant to applicable law (“COBRA”), the Company will pay Employee’s COBRA premiums until the earlier of (A) Employee’s coverage under another group health plan, or (B) the last day of the Severance Period; thereafter, Employee shall be solely responsible for payment of his COBRA premiums; and

(iv)           to the extent that the September Option and/or the December Option are then outstanding and shares subject thereto are not yet vested, such shares shall become fully vested immediately prior to such termination.

(b)           The Severance Payment, the COBRA premiums and the accelerated vesting of the September Option and/or December Option (hereafter, collectively referred to in total as “Severance”) shall be provided to Employee subject to the following:

(i)           Employee complies with all surviving provisions of this Agreement as specified in subsection 13.8 below; and

(ii)           Employee executes a full general release in a form satisfactory to the Company, releasing all claims, known or unknown, that Employee may have against Company arising out of or any way related to Employee’s employment or termination of employment with Company.

7.3           Voluntary Resignation by Employee for Good Reason/Severance.  Employee may voluntarily resign Employee’s position with Company for Good Reason, at any time on thirty (30) days’ advance written notice.  In the event of Employee’s resignation for Good Reason, Employee will be entitled to receive the following:  (i) Base Salary then in effect, prorated to the date of termination; and (ii) the Severance described in subsection 7.2 above, provided Employee complies with all of the conditions in subsection 7.2 above.  All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished.  Employee will be deemed to have resigned for Good Reason in the following circumstances:  (a) Company’s material breach of this Agreement; (b) Employee’s Base Salary is materially reduced below Employee’s salary in effect at any time during the preceding twelve months, unless the reduction is made as part of, and is generally consistent with, a general reduction of senior executive salaries; (c) Employee’s position and/or duties are modified so that Employee’s duties are no longer consistent with the position of CEO or Employee no longer reports to the Board of Directors; or (d) Company relocates Employee’s principal place of work to a location away from the location specified in subsection 2.3, without Employee’s prior written approval.

7.4           Voluntary Resignation by Employee Without Good Reason.  Employee may voluntarily resign Employee’s position with Company, at any time on thirty (30) days’ advance written notice.  In the event of Employee’s resignation, Employee will be entitled to receive only the Base Salary for the thirty-day notice period.  All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished.  In addition, Employee will not be entitled to receive the Severance described in subsection 7.2 above.

8.           No Conflict of Interest.  During the term of Employee’s employment with Company and during any period Employee is receiving payments from Company pursuant to this Agreement, Employee must not engage in any work, paid or unpaid, that creates an actual conflict of interest with Company.  Such work shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, over 5% stockholder, volunteer, lender, or agent of any business enterprise of which is in direct competition with the business in which Company is now engaged or in which Company becomes engaged during the term of Employee’s employment with Company, as may be determined by the Board in its sole discretion.  If the Board believes such a conflict exists during the term of this Agreement, the Board may ask Employee to choose to discontinue the other work or resign employment with Company if he chooses not to discontinue the other work.  If the Board believes such a conflict exists during any period in which Employee is receiving payments pursuant to this Agreement, the Board may ask Employee to choose to discontinue the other work or forfeit the remaining Severance Payment(s).  Notwithstanding the above, Employee shall not be required to sever his current relationship with Newforth Partners nor shall Employee be required to sever his current relationship with RG5 as a board member and which shall not require more than one (1) business day per quarter of Employee’s time.

9.           Confidentiality and Proprietary Rights.  As a condition of employment, Employee agrees to read, sign and abide by the terms of Company’s Employee Proprietary Rights Assignment Agreement/Non-Disclosure Agreement, which is provided with this Agreement and incorporated herein by reference.

10.           Nonsolicitation.  Employee understands and agrees that Company’s employees and any information regarding Company employees is confidential and constitute trade secrets of the Company.  Employee agrees that during the term of this Agreement and for a period of one (1) year after the termination of employment with the Company, Employee will not, separately or in conjunction with others, encourage or cause others to solicit or personally encourage any employees of the Company to terminate or alter their relationships with the Company.

11.           Injunctive Relief.  Employee acknowledges that Employee’s breach of the covenants contained in Sections 8-10 (collectively “Covenants”) would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

12.           Agreement to Arbitrate.  In the event of any dispute or claim relating to or arising out of Employee’s employment relationship with the Company, this Agreement, or the termination of Employee’s employment with the Company for any reason (including, but not limited to, any claims of breach of contract, defamation, wrongful termination or age, sex, sexual orientation, race, color, national origin, ancestry, marital status, religious creed, physical or mental disability or medical condition or other discrimination, retaliation or harassment), Employee and the Company agree that all such disputes shall be fully resolved by confidential, binding arbitration conducted by a single arbitrator through the American Arbitration Association (“AAA”) under the AAA’s National Rules for the Resolution of Employment Disputes then in effect, which are available online at the AAA’s website at www.adr.org.  Claims for breach of the Company’s Employee Proprietary Rights and Assignment Agreement/Non-Disclosure Agreement and Company’s right to obtain injunctive relief pursuant to Section 11, above, are excluded.

13.           General Provisions.

13.1           Successors and Assigns.  The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company.  Employee shall not be entitled to assign any of Employee’s rights or obligations under this Agreement.

13.2           Waiver.  Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

13.3           Attorneys’ Fees.  Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

13.4           Severability.  In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

13.5           Interpretation; Construction.  The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.  This Agreement has been drafted by legal counsel representing Company, but Employee has participated in the negotiation of its terms.  Furthermore, Employee acknowledges that Employee has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13.6           Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California.  Each party consents to the jurisdiction and venue of the state or federal courts in Santa Clara County, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

13.7           Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated:  (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt.  Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

13.8           Survival.  Sections 8 (“No Conflict of Interest”), 9 (“Confidentiality and Proprietary Rights”), 10 (“Nonsolicitation”), 11 (“Injunctive Relief”), 12 (“Agreement to Arbitrate”), 13 (“General Provisions”) and 14 (“Entire Agreement”) of this Agreement shall survive Employee’s employment by Company.

14.           Entire Agreement.  This Agreement, including the Company Employee Proprietary Rights Assignment Agreement/Non-Disclosure Agreement incorporated herein by reference and Company’s stock option plan and related option documents described in subsection 4.2 of this Agreement, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral.  This Agreement may be modified or amended only with the written consent of Employee and an authorized officer of the Company, provided, however, that the Company may amend or modify this Agreement in order to comply with the provisions of, or to be exempt from the application of, Section 409A of the Internal Revenue Code, to the extent applicable.  Notwithstanding the preceding sentence, the Company will have no obligation to amend or modify this Agreement to provide that any payment or benefit hereunder will comply with, or be exempt from, Section 409A, and the Company makes no representation or warranty regarding compliance with, or exemption from, Section 409A with respect to any payment or benefit provided by this Agreement.  Employee agrees that Employee shall bear sole and exclusive responsibility for any and all federal, state, local and/or foreign tax consequences (including, without limitation, any and all tax liability under Section 409A) of this Agreement, and fully indemnifies and holds the Company harmless therefore.  Employee should consult with his own tax advisor in connection with this Agreement and its tax consequences.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever, including without limitation any changes that may be necessary to comply with the provisions of Section 409A of the Code, to the extent applicable.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

15.           Authority.  The individual signing this Agreement on behalf of the Company has the authority to bind the Company to the terms of this Agreement and both parties will be considered bound to the terms of this Agreement upon their signatures thereto below.

Sincerely,

Mark Kalow
Member, Board of Directors

Date:

Acknowledged, Accepted and Agreed:

Tom Marcus

Date: